CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333 -142794 on Form F-3 and No. 333-148124 on Form S-8 of our reports dated May 8, 2008, relating to the consolidated financial statements of Euroseas Ltd. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2007.

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece

May 12, 2008